Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Goldman Sachs BDC, Inc. of our report dated February 20, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Goldman Sachs BDC, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Amendment No. 1 to the Registration Statement on Form N-14 (No. 333-235856) of Goldman Sachs BDC, Inc. and our report dated March 12, 2020 relating to the senior securities table of Goldman Sachs BDC, Inc., which appears in Amendment No. 1 to the Registration Statement on Form N-14 (No. 333-235856) of Goldman Sachs BDC, Inc. We also consent to the references to us under the headings “Experts” and “Senior Securities of Goldman Sachs BDC, Inc.” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 4, 2020